Exhibit 10.22
BONUS AGREEMENT
               BONUS AGREEMENT (this “Agreement”), dated as of March 16, 2006 (the “Effective Date”), between NANOSPHERE, INC., a Delaware corporation having an office at 4088 Commercial Avenue, Northbrook, Illinois 60062 (the “Company”), and WILLIAM P. MOFFITT, an individual residing at 942 Pine Tree Lane, Winnetka, Illinois 60093 (“Employee”).
PREAMBLE
               WHEREAS, the Company has instituted a Company-wide performance bonus program; and
               WHEREAS, the Board of Directors of the Company has determined that it is in the best interests of the Company and its stockholders to incentivize Mr. Moffitt to remain on as the Company’s President and Chief Executive Officer and to enter into this Agreement as part of the Company-wide bonus program.
AGREEMENTS
               NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the sufficiency and receipt whereof is hereby acknowledged, the parties agree as follows:
               1. Definitions. Unless otherwise defined herein, the following terms shall have the following respective meanings:
               “Bankruptcy Event” means: (i) the commencement of a case or proceeding against the Company seeking a decree or order in respect of the Company (A) under the provisions of Title 11 of the United States Code, 11 U.S.C. §§101 et seq., or any other applicable federal, state or foreign bankruptcy or other similar law now or hereafter in effect (collectively, “Bankruptcy Laws”), (B) appointing a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) for the Company or for any substantial part of the Company’s assets, or (C) ordering the winding up or liquidation of the affairs of the Company, and such case or proceeding shall remain undismissed or unstayed for sixty (60) days or more or a decree or order granting the relief sought in such case or proceeding shall be entered by a court of competent jurisdiction; (ii) the Company’s filing of a petition seeking relief under Bankruptcy Laws; (iii) the Company’s consent to (or failure to contest in a timely and appropriate manner) the institution of proceedings thereunder or the filing of any such petition or the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) for the Company or for any substantial part of the Company’s assets; or (iv) the Company’s making an assignment for the benefit of creditors.
               “Cause” means (i) any felony conviction or admission of guilt, (ii) any breach or nonobservance by Employee of any material covenant set forth herein or in the Employment Agreement, provided that the Board of Directors of the Company has given Employee written notice of such breach or nonobservance and Employee has failed to cure such breach or nonobservance within a period reasonable under the circumstances, (iii) any willful, intentional or deliberate disobedience or neglect by Employee of the lawful and reasonable orders or directions of the Board of Directors of the Company, provided that the Board of Directors of the Company has given Employee written notice of such disobedience or neglect and Employee has failed to cure such disobedience or neglect within a period reasonable under the circumstances, or (iv) any willful or deliberate misconduct by employee that is materially injurious to the Company.
               “Change in Control” means (i) the purchase or other acquisition by any person, entity or group of persons, within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934 or any comparable successor provisions (other than stockholders (or affiliates thereof) of the Company as of the date of this Employment Agreement), of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of either the outstanding shares of Common Stock (on a fully diluted basis) or the combined voting power of the Company’s then-outstanding voting securities entitled to vote generally in the election of directors of the Company; (ii) the consummation of a reorganization, merger or consolidation of the Company, in each case, with respect to which persons who were stockholders of the Company immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own more than 50% of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated company; (iii) a liquidation or dissolution of the Company; or (iv) the sale of all or substantially all of the Company’s assets.
               “Diminution in Responsibility” means any of (i) a material diminution in Employee’s duties or responsibilities or the assignment to Employee of duties that are materially inconsistent with his duties as President and Chief Executive Officer of the Company or that materially impair Employee’s ability to function in his position; (ii) the Company’s failure, during the term of Employee’s employment under the Employment Agreement, to cause the election of Employee to the Board of Directors of the Company; (iii) a relocation of the Company’s principal offices, without Employee’s acquiescence or consent, to a location that is more than a fifty (50) mile radius from its current location; (iv) any material reduction in the compensation and benefit opportunities (other than those in Sections 3.2(b) and (c) of the Employment Agreement that have a stated term) of the Employee (measured in the aggregate); or (v) any breach by the Company of any material provision of this Agreement or the Employment Agreement, provided that Employee has given the Company written notice of such breach and the Company has failed to cure such breach within a period that is reasonable under the circumstances.
               “Employment Agreement” means that certain Employment Agreement between the Company and Employee dated as of July 19, 2004, as subsequently amended.
               “Good Reason” means a Diminution in Responsibility.
               “Permanent Disability” means Employee’s inability to substantially perform his duties and responsibilities hereunder by reason of any physical or mental incapacity for a period of 180 consecutive days, or two or more periods of 90 consecutive days each in any 360-day period.

               2. Bonus.
               2.1 Cash Bonus. Subject to the terms and conditions of this Agreement, the Company hereby agrees to pay Employee a cash bonus in the amount of Two Million Three Hundred Thousand Dollars ($2,300,000) (the “Bonus”) on the fifth (5th) anniversary of the Effective Date (the “Bonus Payment Date”), provided that Employee is still employed by the Company on such date.
               2.2 Acceleration of Bonus Upon Certain Events. Notwithstanding Section 2.1 hereof, the Company’s obligation to pay the Bonus will be accelerated and the bonus shall become immediately payable: (i) immediately prior to the completion of the Company’s first underwritten public offering of its securities registered under the Securities Act of 1933, as amended; (ii) immediately prior to the consummation of a Change in Control, provided, in either instance, that Employee is still employed by the Company at such time; and (iii) upon the occurrence of a Bankruptcy Event.
               2.3 Termination of Employment. If, prior to the Bonus Payment Date, (i) Employee terminates his employment under the Employment Agreement for Good Reason within one (1) year of the event constituting Good Reason, (ii) the Company terminates Employee’s employment under the Employment Agreement without Cause or upon Employee’s Permanent Disability, (iii) the Company provides Employee with notice under Section 5 of the Employment Agreement that it will not renew the Employment Agreement or (iv) Employee dies (each of the foregoing clauses (i) through (iv) is referred to as a “Trigger Event”), then the Company shall pay to Employee (or to Employee’s estate, if Employee is deceased) the Bonus within five (5) days of the occurrence of such Trigger Event.
               2.4 Release for Post-Termination Benefits. In order to be eligible to receive any benefits provided for in this Agreement that become due on or following termination of employment, Employee (or Employee’s estate, if Employee is deceased) shall be required to execute and deliver to the Company a full release of any claims or causes of action that the Employee (or Employee’s estate, if Employee is deceased) might otherwise have or claim to have or assert against the Company, other than a claim for any of the post-termination benefits provided for hereunder, in such form as the Company may reasonably require.
               2.5 Tax Gross-Up. If: (i) the Bonus becomes payable as a result of Employee’s death; (ii) the Bonus becomes includable in Employee’s estate (the “Estate”) for purposes of U.S. federal estate taxes; and (iii) Employee is not survived by his spouse, then the Company shall reimburse the Estate for any U.S. federal, state or local taxes payable in respect of the Bonus, plus any such taxes payable on such reimbursements, such that the net (after-tax) result to the Estate, solely in respect of the Bonus, shall be equivalent to what the net (after-tax) result, solely in respect of the Bonus, would have been to Employee had Employee been alive at the time of payment of the Bonus. The Company shall make the payments, or portions thereof, provided for in this Section 2.5 not later than fifteen (15) days prior to the date on which such taxes, or portions thereof, are due as determined by the tax counsel referred to below. Tax counsel selected by the Company shall determine the amounts (if any) due the Estate under this Section 2.5. The Estate shall provide such counsel with such information as such counsel reasonably requests in connection with such determination. All determinations of tax counsel shall be binding on the Estate and the Company. Tax counsel shall determine that payments shall be due hereunder only if, and to the extent that, it is more likely than not that such payments are required to achieve the result intended by this Section 2.5. In making the determinations required by this Section 2.5, tax counsel may rely on benefit consultants, accountants or other experts. The Company agrees to pay all reasonable fees and expenses of such tax counsel, benefit consultants, accountants or other experts. If, subsequent to the payment to the Estate of any payment pursuant to this Section 2.5, the tax counsel referred to in this Section 2.5 reasonably determines that the amount of the payments made pursuant to this Section 2.5 are greater than, or less than, the amount required to have been paid hereunder, the Estate shall reimburse the Company an amount, or the Company shall pay to the Estate an additional amount, respectively, based upon such determination.
               3. General.
               3.1 Governing Law. This Agreement shall be construed, interpreted and governed by the laws of the State of Illinois, without regard to the conflicts of law rules thereof.
               3.2 Binding Effect. This Agreement shall extend to and be binding upon Employee, his legal representatives, heirs and distributees and upon the Company, its successors and assigns regardless of any change in the business structure of the Company.
               3.3 Assignment. Neither this Agreement nor any of the rights or obligations hereunder shall be assigned or delegated by any party without the prior written consent of the other party.
               3.4 Entire Agreement. Except for any stock option or stock award agreement between the parties, this Agreement contains the entire agreement of the parties with respect to the subject matter hereof. No waiver, modification or change of any provision of this Agreement shall be valid unless in writing and signed by both parties.
               3.5 Waiver. The waiver of any breach of any duty, term or condition of this Agreement shall not be deemed to constitute a waiver of any preceding or succeeding breach of the same or any other duty, term or condition of this Agreement.
               3.6 Severability. If any provision of this Agreement shall be unenforceable in any jurisdiction in accordance with its terms, the provision shall be enforceable to the fullest extent permitted in that jurisdiction and shall continue to be enforceable in accordance with its terms in any other jurisdiction and the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.
               3.7 Resolution of Disputes. Any disputes arising under or in connection with this Agreement between Employee and the Company (or any officer, director, employee or agent of the Company) shall, at the election of Employee or the Company, be resolved by confidential binding arbitration, to be held in Chicago, Illinois (or in such other location as the Company may at the time be headquartered) in accordance with the rules and procedures of the Model Employment Rules of the American Arbitration Association. Judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.

               3.8 Notices. All notices pursuant to this Agreement shall be in writing and shall be sent by prepaid certified mail, return receipt requested or by recognized air courier service addressed as follows:
(i)	If to the Company to:

Mark Slezak Chairman of the Board Nanosphere, Inc. c/o Lurie Investments, Inc. Two North Riverside Plaza Chicago, IL 60606

copy to:

Paul, Hastings, Janofsky & Walker LLP 1055 Washington Boulevard Stamford, CT 06901 Attention: Esteban A. Ferrer, Esq.

(ii)	If to Employee to:

Mr. William P. Moffitt 942 Pine Tree Lane Winnetka, IL 60093
or to such other addresses as may hereafter be specified by notice in writing by either of the parties, and shall be deemed given three business days after the date so mailed or sent. Notwithstanding any other provision of this Agreement, neither party shall have the benefit of, or be entitled to, any notice or cure period for any breach of a material provision hereof that is not reasonably susceptible of cure.
               3.9 Understanding. Executive has had the opportunity to seek legal counsel concerning this Agreement, and has read and understands the provisions hereof.
               3.10 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which shall together constitute one and the same agreement.
[Signature page follows.]

               IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

WILLIAM P. MOFFITT
/s/ William P. Moffitt

NANOSPHERE, INC.
By:	/s/ Mark Slezak
	Name:	Mr. Mark Slezak
	Title:	Chairman of the Board of Directors

FIRST AMENDMENT TO BONUS AGREEMENT
          FIRST AMENDMENT TO BONUS AGREEMENT (this “Amendment”), dated as of August 7, 2007, by and between Nanosphere, Inc., a Delaware corporation (the “Company”), and Mr. William P. Moffitt, an individual resident in the State of Illinois (“Employee”).
RECITALS
          A. The Company and Employee entered into a Bonus Agreement (the “Agreement”), dated as of March 16, 2006, whereby the Company established incentives for the Employee, in his capacity as the Company’s President and Chief Executive Officer, as part of the Company-wide bonus program.
          B. The Agreement provides for the acceleration of the Company’s obligation to pay the Bonus (as that term is defined in the Agreement) immediately prior to completion of the Company’s first underwritten public offering (the “Acceleration Event”).
          C. Pursuant to a loan and security agreement made by and between the Company and Employee on March 16, 2006, the Company made a loan to Employee, which loan also matures upon the Acceleration Event.
          D. In order to comply with applicable laws, no loan to an executive officer or director of a company may be outstanding at the time the company files its first Registration Statement on Form S-1 (“Form S-1”) with the U.S. Securities and Exchange Commission (the “New Acceleration Event”).
          E. The Company, for and in consideration of Employee’s execution of an amendment of even date herewith to the aforementioned loan and security agreement, which amendment (among other things) changes the Acceleration Event to the New Acceleration Event, has agreed to accelerate the payment of the Bonus to Employee to immediately prior to the filing of the S-1 of the Company’s first underwritten public offering, as opposed to immediately prior to completion of the Company’s first underwritten public offering, as set forth in this Amendment.
AGREEMENT
          NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for such other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties hereto agree as follows:
          1. Amendment to Section 2.2. Section 2.2 of the Bonus Agreement is hereby amended in its entirety to read as follows:
2.2 Acceleration of Bonus Upon Certain Events. Notwithstanding Section 2.1 hereof, the Company’s obligation to pay the Bonus will be accelerated and the bonus shall become immediately payable: (i) immediately prior to the filing of the Registration Statement on Form S-1 of the Company’s first underwritten public offering of its securities registered under the Securities Act of 1933, as amended; (ii) immediately prior to the consummation of a Change in Control, provided, in either instance, that Employee is still employed by the Company at such time; and (iii) upon the occurrence of a Bankruptcy Event.
          2. Full Force and Effect. Except as amended by Section 1 hereof, the Bonus Agreement remains in full force and effect.

          3. Governing Law. This Amendment shall be construed, interpreted and governed by the laws of the State of Illinois, without regard to the conflicts of law rules thereof.
          4. Notices. Any notice given in connection with this Amendment shall be in writing and shall be considered effected if delivered in accordance with the provisions of Section 3.8 of the Bonus Agreement, as if such notice had been given in connection therewith.
          5. Counterparts. This Amendment may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.
[Signature page follows.]

          IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

/s/ William P. Moffitt
MR. WILLIAM P. MOFFITT

NANOSPHERE, INC.

By:	/s/ Mark Slezak
Name:	Mr. Mark Slezak
Title:	Chairman of the Board of Directors
[Signature Page to First Amendment to Bonus Agreement]